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                                                                 EXHIBIT 10.3



                         FIRSTAR CORPORATION DIRECTORS'
                     DEFERRED COMPENSATION PLAN (THE "PLAN")

         The Plan is hereby amended and restated as follows:

         1.       ESTABLISHMENT

         Firstar Corporation and each of its bank subsidiaries (individually, "Firstar") hereby establish a deferred compensation plan for the benefit of their directors, known as the Firstar Corporation Directors' Deferred Compensation Plan (the "Plan"), to be administered by Firstar Corporation (the "Administrator"). One of the purposes of the Plan is to provide a means for participating directors to defer federal and state taxation on their director fees until they receive the balances in their Accounts. Consequently, Firstar Corporation shall have the discretion to interpret the Plan and to restrict the timing of elections under the Plan beyond that otherwise set forth in the terms of the Plan, as necessary to comply with applicable tax laws and rules on deferral of compensation.

         2.       ELECTION TO PARTICIPATE

         Any director of Firstar may elect to participate in the Plan with respect to Cash Fees or Stock Fees (as defined in Section 3 below), by filing an election with the Administrator prior to January 1 of the year the director desires to participate. Any director who serves on more than one Firstar board of directors may make a separate election to participate in the Plan with respect to each such Firstar entity. Once an election has been filed with the Administrator, the director shall participate in the Plan for the entire year in which he or she has initially elected to participate and for all subsequent years until the director files a notice or revocation of election with the Administrator, which revocation shall be effective as of December 31 of the year in which it is filed.

         Any participating director may elect once, at the time of his or her first election to participate in the Plan with respect to Stock Fees, to have the entire balance in his or her Cash Account converted to units in a Stock Account by dividing the dollar amount in the Cash Account by the market value of Common Stock of Firstar Corporation ("Firstar Stock") on the last trading day of the year of such election. The election to convert the director's Cash Account to a Stock Account shall be effective on January 1 of the following year.

         3.       DIRECTOR FEES

         Commencing as of January 1 of the year a director elects to participate all director fees earned by the director shall be deferred.

         Director fees that a Firstar director has elected to receive in Firstar Stock pursuant to the Firstar Corporation Directors' Stock Plan ("Stock Fees") shall be credited to his or her Stock Account under this Plan. Any amount credited to the Stock Account shall be converted into a

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number of units equal to the number of shares of Firstar Stock that would have been distributed had the shares not been deferred hereunder.

         For any director who participates in the Plan with respect to more than one Firstar entity, separate Accounts shall be established for such director for each such Firstar entity.

         Director fees other than Stock Fees ("Cash Fees") shall be credited to a director's Cash Account under this Plan.

         Deferral under this Plan shall continue until the director shall cease to serve as a member of any Firstar board of directors or until December 31 of the year in which the director shall file a notice of revocation of election pursuant to Section 2, whichever first occurs. Director fees for the purpose of this Plan shall be all fees paid to a director by reason of his or her being a member of any voting, non-advisory board of directors of Firstar or any committee thereof.

         4.       DIRECTOR'S DEFERRED COMPENSATION ACCOUNTS

         For each director who participates in the Plan a Director's Deferred Compensation Account (the "Account"), consisting of a Cash Account and/or a Stock Account, shall be established. All Cash Fees deferred pursuant to this Plan shall be credited to the director's Cash Account on the date on which such fees otherwise would have been payable to the director had they not been deferred hereunder. All deferred Stock Fees shall be credited to the director's Stock Account on the date on which the underlying Firstar Stock would have been distributable to the Director pursuant to the Firstar Corporation Directors' Stock Plan had the receipt of such shares not been deferred hereunder.

         5.       EARNINGS FACTOR

         Until the balance of a director's Cash Account has been fully paid in accordance with Section 8, the balance from time to time standing in the Cash Account shall bear interest at a rate equivalent to the yield on 90-Day Treasury Bills in effect at the beginning of each calendar quarter. Such interest shall be credited to the Cash Account on the last day of each calendar quarter on which there is a balance in a director's Cash Account.

         On each dividend payment date applicable to Firstar Stock, each Stock Account shall be credited with an amount of dollars equal to the dividend that would have been paid on the same number of shares of Firstar Stock as the number of units in the Stock Account. Such dividend amount shall then be converted into additional units by dividing the dividend amount by the closing price of one share of Firstar Stock on the New York Stock Exchange on the dividend payment date (or the last business day prior thereto if the dividend payment date is not a business day.)

         In the event of a stock split or stock dividend, the number of units held by each Stock Account shall be adjusted in the same manner as the same number of shares of Firstar Stock would be adjusted. In the event of Firstar Corporation's merger with another corporation or conversion of its common stock into other securities, the Stock Account shall be adjusted to reflect units in the new securities equivalent to those that would have been received by a

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shareholder holding the number of shares of Firstar Stock equal to the number of units held by the Stock Account. For all purposes thereafter, whenever "Firstar Corporation" or "Firstar Stock" is used in this Plan there shall be substituted for such terms the name of the corporation whose shares or securities were received by the Firstar shareholders. The board of directors of Firstar Corporation may make such other appropriate adjustments in the Stock Account as may be necessary to have that account reflect for Plan participants the economic value of being a Firstar shareholder.

         6.       NATURE OF ACCOUNTS

         The Accounts shall be utilized solely as devices for the measurement and determination of the amount of deferred compensation payable under the Plan. The Accounts shall not constitute or be treated as trust funds of any kind. All amounts at any time credited to the Account shall be and remain the sole property of Firstar Corporation, and a director shall have no ownership rights of any kind with respect thereto. A director's rights are limited to the right to receive payments as provided herein and a director's position with respect thereto is that of a general unsecured creditor of Firstar Corporation.

         Directors with balances in the Stock Account have no voting rights in Firstar Stock and no other incidents of stock ownership, by virtue of such balances, except the rights to dividend-equivalent credits set forth in Section 5.

         7.       NONASSIGNMENT

         Neither a director nor his or her duly designated beneficiary shall have any right to assign, transfer, pledge or otherwise convey the right to receive any amount of compensation which may be due hereunder, and any such attempted assignment, transfer, pledge or other conveyance shall not be recognized by Firstar.

         8.       PAYMENT OR DISTRIBUTION OF DIRECTOR'S DEFERRED
                  COMPENSATION ACCOUNTS

         A director, prior to January 1 of any full calendar year of service as a director of Firstar, may elect and (subject to prior approval by the Board of Directors of Firstar Corporation in the case of changes by directors of Firstar Corporation affecting distribution of their Stock Accounts) may change any such prior elections, by giving notice to the Administrator, to have the balance in his or her Cash Account paid and/or the balance in his or her Stock Account converted into Firstar Common Stock and distributed, in any one of the following ways:

         (a) In a lump sum on January 31 of the first calendar year after the director ceases to serve as a member of any board of directors of Firstar or on January 31 of any calendar year within ten years thereafter.

         (b) In any number of equal consecutive annual installments, up to and including ten, commencing on January 31 of the first calendar year after the director ceases to serve as a member of any board of directors of Firstar, or commencing on January 31 of any calendar year within ten years thereafter.

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         (c) In a lump sum upon the earlier of (i) a Change of Control of the
         Corporation, as defined in the Firstar Corporation Key Executive Employment and Severance Agreement (a "Change of Control") or (ii) on January 31 of the first calendar year after the director ceases to serve as a member of any board of directors of Firstar or on January 31 of any calendar year within ten years thereafter.

         (d) In any number of equal consecutive annual installments, up to and including ten, commencing on January 31 of the first calendar year after the director ceases to serve as a member of any board of directors of Firstar, or commencing on January 31 of any calendar year within ten years thereafter, provided, however, that upon a Change of Control any amounts remaining in the Account shall be paid in a lump sum.

         The payment election made with respect to a director's Cash Account and the distribution election made with respect to the director's Stock Account, must be the same.

         The units in the Stock Account shall be converted one-for-one into shares of Firstar Stock and distributed to the director on the dates elected hereunder for distribution of the Stock Account. Cash shall be paid in lieu of fractional shares of Firstar Stock.

         In the event that the director makes a payment/distribution election under this Section 8, and does not serve as a director of Firstar for the full calendar year immediately following the year in which such election was filed, such election shall have no effect. In such event, if the director had made an earlier payment/distribution election under this Section 8 prior to a full calendar year in which he or she serves as a director of Firstar, the earlier election shall continue to govern the form of payment or distribution of the balance in the director's Account. If the director did not make such an earlier election, he or she shall be deemed to have made no payment/distribution election under this Section 8. In the event that the director makes no payment/distribution election under this Section 8, the balance in his or her Account shall be paid in a lump sum on January 31 of the first calendar year after the director ceases to serve as a member of any board of directors of Firstar.

         In the event of the death of a director, the balance in his or her Account shall be paid or distributed in a lump sum to the director's designated beneficiary (or to his or her estate in the absence of any beneficiary designation) on January 31 of the first calendar year following the date of death.

9.       DESIGNATION OF BENEFICIARY

         A director may designate the beneficiary which is to receive all the funds in or stock payable under the director's Account at the director's death. Such designation shall be effective by filing a written notification with the Administrator and may be changed from time to time by similar action. If no such designation is made by a director, any such balance shall be paid to the director's estate.

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10.      ADMINISTRATOR

         The Administrator shall maintain all books and records in connection with the Plan. The Administrator shall calculate the balances in the Accounts and shall annually notify directors as to the balances in their Accounts. The Administrator, however, shall not be liable for Firstar's obligations under the Plan.

11.      AMENDMENT

         The Plan may be amended or terminated at any time by action of the board of directors of Firstar but no amendment shall decrease the then current balances in the Accounts.






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